[Execution Copy]


                   FIRST AMENDMENT TO FOAMEX PLEDGE AGREEMENT

      FIRST AMENDMENT TO FOAMEX PLEDGE AGREEMENT, dated as of December 23, 1997 (the "Amendment") by FOAMEX L.P., a Delaware limited partnership (the "Pledgor"), in favor of CITICORP USA, INC., as collateral agent (together with any successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties.

      WHEREAS, the Pledgor and the Collateral Agent are parties to a Foamex Pledge Agreement dated as of June 12, 1997 (as amended, supplemented, amended and restated or modified from time to time, the "Pledge Agreement")

      WHEREAS, pursuant to a Credit Agreement, dated as of June 12, 1997 (as amended, supplemented, amended and restated or modified from time to time, the "Existing Credit Agreement"), among the Pledgor, General Felt Industries, Inc., a Delaware corporation ("GFI"; and if together with the Pledgor, the "Borrowers"), Trace Foam Company, Inc., a Delaware corporation and general partner of the Pledgor ("Trace Foam"), FMXI, Inc., a Delaware corporation and managing general partner of the Pledgor ("FMXI"), the Lenders, the Issuing Banks and Citicorp USA, Inc., as Collateral Agent for the Lenders and the Issuing Banks and The Bank of Nova Scotia, as Funding Agent for the Lenders and the Issuing Banks (together with the Collateral Agent, the "Administrative Agents"), the Lenders and the Issuing Banks have extended Commitments to make Credit Extensions to the Borrowers;

      WHEREAS, the Existing Credit Agreement is to be amended by the First Amendment to Credit Agreement, dated as of December 23, 1997 (the "First Amendment to Credit Agreement", the Existing Credit Agreement as amended by the First Amendment to Credit Agreement and as further amended, supplemented, amended and restated or otherwise modified from time to time being the "Credit Agreement"), among the Pledgor, GFI, Trace Foam, FMXI, the Lenders, the Issuing Banks and the Administrative Agents;

      WHEREAS, as a condition precedent to the effectiveness of the First Amendment to Credit Agreement, the Pledgor is required to execute and deliver this Amendment;

      WHEREAS, the Pledgor has duly authorized the execution, delivery and performance of this Amendment; and

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the Issuer to make Credit Extensions to the Borrowers pursuant to the Credit Agreement, the Pledgor agrees, for the benefit of each Secured Party, as follows:

      Section 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Pledge Agreement are used herein as defined therein.

      Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 3 below, but effective as of the date hereof, the Pledge Agreement is hereby amended as follows:

      (a)   Section 2.1 of the Pledge Agreement is amended as follows:

      (i) Clause (f) is hereby amended by deleting the "and" that appears after the semi-colon at the end of the clause;

      (ii)  Clause (g) is hereby redesignated as clause (h); and

      (iii) A new Section 2.1(g) is hereby added to read as follows:

            (g) all financial assets and investment property of the Pledgor; and"

      (b) Attachment 1 of the Pledge Agreement is hereby amended by adding the information set forth in Attachment 1 hereto.

      Section 3. Conditions Precedent. As provided in Section 2 above, the amendments set forth in Section 2 shall become effective, as of the date hereof, upon the due execution and delivery of this Amendment by the Pledgor and the Collateral Agent.

      Section 4. Miscellaneous. Except as herein provided, the Pledge Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                  FOAMEX L.P.
                                  By FMXI, INC., the Managing General Partner


                                  By:   /s/ George L. Karpinski
                                        ----------------------------
                                        Name: George L. Karpinski
                                        Title: Senior Vice President



                                  CITICORP USA, INC.,
                                  as Collateral Agent


                                  By:   /s/ Timothy L. Freeman
                                        ----------------------------
                                        Name: Timothy L. Freeman
                                        Title: Attorney-in-Fact

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